Exhibit 99.1

FIRST REAL ESTATE
INVESTMENT TRUST
of New Jersey

First Real Estate Investment Trust of New Jersey
Announces New Share Repurchase Plan

HACKENSACK, NJ, March 31, 2009 – First Real Estate Investment Trust of New Jersey (“FREIT”) announced the adoption of a new Share Repurchase Plan (“Plan”) to replace the repurchase plan that expired on March 31, 2009. FREIT repurchased a total of 50,920 shares for an aggregate purchase price of $1,133,545 under the expired plan.

The Plan will comply with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934 and provides for the repurchase of up to $1,000,000 in value of FREIT’s shares for the period beginning April 14, 2009 through June 30, 2009, subject to certain price limitation and other conditions established under the Plan.  Share repurchases may be made, from time to time, through privately negotiated transactions or in the open market.  The Plan may be terminated at any time and without prior notice.

Rule 10b5-1 permits the implementation of a written plan for repurchasing company stock at times when an issuer is not in possession of material, non-public information and allows issuers adopting such plans to repurchase shares on a regular basis, regardless of any subsequent material, non-public information it receives.  The Rule 10b5-1 plan will allow repurchases to be effected through FREIT’s repurchasing agent, UBS Financial Services, Inc., pursuant to the terms and conditions set forth in the share repurchase plan, which has been established in accordance with applicable regulations.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and involve risks and uncertainties, other factors that management is unable to predict or control, and assumptions that, if they do not fully materialize or if they prove incorrect, could cause our results to materially differ from those expressed or implied by such forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.

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FREIT is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961.  It has approximately $242 million (historical cost basis) of assets.  Its portfolio of residential and retail properties extends from Eastern Long Island to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400
Visit us on the web at: www.freitnj.com